Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS AT TENTH ANNUAL WOUND HEALING: SCIENCE AND INDUSTRY

CONFERENCE ON MATRIX WOUND HEALING CLINICAL DEVELOPMENT

SAN DIEGO, CA – December 14, 2009 – Cardium Therapeutics (NYSE Amex: CXM) announced a presentation titled, “Phase 2b Study of GAM501 (Ad5PDGF-B/Collagen) in the Treatment of Diabetic Ulcers”, at the Tenth Annual Wound Healing: Science and Industry Conference held December 10-13, 2009 in St. Thomas, U.S. Virgin Islands. The conference is attended by top industry leaders and renowned researchers in the field of advanced wound healing. Dr. Barbara K. Sosnowski, Cardium’s Vice President of Biologics Development and the Chief Operating Officer of Cardium’s wholly-owned subsidiary, the Tissue Repair Company, presented data from the recently completed Matrix Phase 2b clinical trial of Excellarate™ for the potential treatment of non-healing diabetic ulcers, as well as data from the Phase 1/2 Excellarate clinical study which was published in the November-December 2009 Wound Repair and Regeneration, a peer-reviewed journal of the Wound Healing Society. In addition, Dr. Sosnowski discussed the Company’s plans for the reformulation of Excellarate and its new Excellagen™ product candidate. The presentation slides can be accessed at the Investors section of Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

On December 3, 2009, the Company filed a 510(k) premarket notification with the U.S. Food and Drug Administration (FDA) seeking marketing clearance of its Excellagen™ product candidate based on positive data from the Company’s recently completed Phase 2b Matrix clinical study that demonstrated substantial improvements in wound healing responses in patients with non-healing diabetic foot ulcers following one or two applications of Excellagen, an enhanced, customized collagen-based gel matrix. The application filed with the FDA covers ExcellagenXL™ and ExcellagenFX™, advanced wound care management medical devices comprising customized collagen protein-based topical gels designed for use by health care professionals for patients with dermal wounds, which can include diabetic ulcers, pressure ulcers, venous ulcers, tunneled/undermined wounds, surgical and trauma wounds, second degree burns, and other types of wounds. The Company also plans to develop and introduce additional new product opportunities by incorporating other agents into the Excellagen formulation, including antimicrobials, DNA and/or other biologics, which will be designed to address particular wound healing and other tissue repair applications.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the U.S. Food and Drug Administration will grant marketing clearance of the ExcellagenXL™ and ExcellagenFX™ product candidates or that we can successfully introduce these or additional products into advanced wound care markets; that Excellagen, Excellarate or our other candidates will prove to be sufficiently safe and effective, or that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the Excellagen or Excellarate product candidate offers the potential for simpler or more cost-effective treatment for physicians and patients than other FDA-approved products that currently are or will be on the market; that the Matrix clinical study program or other human clinical trials can be conducted and completed in an efficient and successful manner; that we can develop a DNA-based orthobiologics product portfolio; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.